SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549




                             FORM 8-K

                          CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: March 9, 2001

            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company    PG&E Corporation
(415) 973-7000                      (415) 267-7000

    (Registrant's telephone number, including area code)

Item 5.  Other Events.

A. Recent Regulatory Action

On March 7, 2001, the California Public Utilities Commission (CPUC) issued an interim decision in Pacific Gas and Electric Company's (Utility) rate stabilization plan proceeding to respond to a request from the California Department of Water Resources (DWR) that the CPUC establish an interim allocation of revenues as a source for funding the DWR's power purchases under California Assembly Bill 1X (AB 1X). Among other things, the decision recognizes that Public Utilities Code Section 360.5, adopted in AB 1X, (1) requires the CPUC to determine the portion of each electric utility's existing electric retail rate, the "California Procurement Adjustment" or CPA, that is equal to the difference between the generation related component of the utility's retail rate in effect on January 5, 2001, and the sum of the costs of the utility's own generation, QF contracts, existing bilateral contracts (i.e., entered into before February 1, 2001), and ancillary services,
(2) requires the CPUC to determine the amount of the CPA that is allocable to the power sold by the DWR, (3) entitles the DWR to receive payment of that amount by each utility upon receipt from its retail end-use customers. Given these provisions, the Utility believes that Public Utilities Code Section 360.5 requires this "residual" method for calculating DWR revenues under the CPA, rather than a "ratio" method as had been proposed by the CPUC administrative law judge. Under the "ratio" method, the DWR could receive payments of some amounts of revenue received by the utilities from retail end-use customers that otherwise would be available to pay for the utilities' generation, QF and bilateral contracts, and ancillary services.

Additionally, the decision recognizes that AB 1X gives the DWR the sole responsibility for setting its revenue requirement, that the CPUC has no authority to determine whether the DWR's power purchases are just and reasonable and that therefore such purchases are per se reasonable, and that the CPUC must ensure the DWR's recovery of its revenue requirement. The decision orders that the DWR may recover and the CPUC shall approve and impose, either as part of the CPA or as additional rates, rates sufficient to enable the DWR to recover its revenue requirements.

Finally, the decision notes that an expedited schedule has been set to determine the method for calculating DWR revenues under the CPA and the allocation of the CPA on an interim basis. A proposed interim CPA decision is expected to be issued on March 16, 2001, with a final decision scheduled to come before the CPUC on March 27, 2001. The Utility is unable to predict whether the CPUC will adopt the residual method, the ratio method, or some other method.

The Utility's financial condition and liquidity would be adversely affected if the CPUC does not adopt the residual method, unless there was an adequate rate increase as permitted by AB 1X.

B. 2001 Cost of Capital Proceeding

On March 6, 2001, a CPUC administrative law judge issued a proposed decision in the Utility's 2001 cost of capital proceeding, recommending no change in the current 11.22 percent return on equity (ROE) for the Utility's electric and gas distribution operations for test year 2001. Based on the current capital structure of 46.2 percent long-term debt,
5.8 percent preferred stock, and 48 percent common equity (which the Utility has requested be retained), the overall rate of return would be
9.12 percent.

The proposed decision cites a reasonable ROE range of 10.75 percent to
11.25 percent. In his proposed decision, the administrative law judge noted that his recommendation of 11.22 percent would keep the ROE at what he considered to be the high end of the range, based on the difficulties currently facing the Utility. The proposed decision denies the Utility's request to replace its annual cost of capital filing with an automatic trigger mechanism, but permits the Utility to seek the CPUC's approval at a later date when the California energy market and the Utility's financial condition have stabilized.

The proposed decision would eliminate the requirement for the Utility to file a 2002 cost of capital application by May 8, 2001. Instead, the Utility would be required to file its next cost of capital filing by May 8, 2002, unless directed to file earlier.

Comments on the proposed decision are due by March 26, 2001. The CPUC is not expected to issue a final decision in the 2001 cost of capital proceeding before April 19, 2001.

                                SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                              PG&E CORPORATION

                              By: CHRISTOPHER P. JOHNS
                                  -----------------------------
                                  CHRISTOPHER P. JOHNS
                                  Vice President and Controller


                              PACIFIC GAS AND ELECTRIC COMPANY

                              By: DINYAR B. MISTRY
                                  -----------------------------
                                  DINYAR B. MISTRY
                                  Vice President and Controller




Dated: March 9, 2001